EXHIBIT 4.1.1
                                  AGREEMENT

AGREEMENT dated as of the 30th day of January, 1995, by and between Eastern Enterprises, a Massachusetts voluntary association (the "Trust"), and The First National Bank of Boston ("FNBB").

                             W I T N E S S E T H

WHEREAS, the Trust is party to a Common Stock Rights Agreement dated as of February 22, 1990, by and between the Trust and The Bank of New York as Rights Agent (the "Rights Agreement");

WHEREAS, The Bank of New York has resigned as Rights Agent under the Rights Agreement, effective as of January 30, 1995; and

WHEREAS, the parties hereto desire to enter into this agreement to confirm the appointment of FNBB as successor Rights Agent under the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. The parties acknowledge and agree that FNBB shall be the successor Rights Agent under the Rights Agreement, effective as of January 30, 1995, and accordingly, pursuant to Section 21 of such Agreement, shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under such Agreement, without further act or deed, and, except as the context in the Rights Agreement otherwise requires, shall be deemed to be the "Rights Agent" for all purposes of such Agreement.

2. FNBB represents and warrants that it is a corporation organized and doing business under the laws of the United States, The Commonwealth of Massachusetts, or the State of New York (or of any other State of the United States so long as it is authorized to do business as a banking institution in The Commonwealth of Massachusetts or the State of New York), in good standing, having a principal office in The Commonwealth of Massachusetts or the State of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of at least $50,000,000.

3. Section 25 of the Rights Agreement is hereby amended, effective January 30, 1995, by deleting the address of The Bank of New York set forth therein and substituting therefor the following:

             "THE FIRST NATIONAL BANK OF BOSTON
             Attention: Shareholder Services Division
             150 Royall Street
             Canton, MA 02021"

4. Section 31 of the Rights Agreement is hereby amended, effective January 30, 1995, by deleting such Section in its entirety and substituting therefor the following:

"Section 31. Governing Law.

This Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of The Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth applicable to contracts to be made and performed entirely within said Commonwealth."

5. Reference is hereby made to the declaration of trust establishing the Trust dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under such declaration as trustees and not personally. No trustee, shareholder, officer or agent of the Trust shall be held to any personal liability in connection with the affairs of the Trust and only the trust estate may be liable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and set their respective hands and seals, all as of the day and year first above written.

                                    EASTERN ENTERPRISES
                                    By: /s/ L. William Law, Jr.
                                    Title: General Counsel

                                    THE FIRST NATIONAL BANK OF BOSTON
                                    By: /s/ Colleen H. Shea
                                    Title: Administration Manager